ZAO PricewaterhouseCoopers Audit

Kosmodamianskaya Nab. 52, Bldg. 5

115054 Moscow

Russia

Telephone +7 (095) 967 6000

Facsimile +7 (095) 967 6001

December 11, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Moscow CableCom Corp. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Moscow CableCom Corp. dated December 11, 2006.  We agree with the statements concerning our Firm in such Form 8-K.  However, we make no comment whatsoever regarding the current status of any material weaknesses or any related remediation efforts.

Very truly yours,

/s/ ZAO PricewaterhouseCoopers Audit

ZAO PricewaterhouseCoopers Audit

The firm is an authorized licensee of the tradename and logo of PricewaterhouseCoopers.